                                                                    EXHIBIT 99.2

PRESS RELEASE

APRIL 29, 1999                                                  COMPANY CONTACT:
                                                         Michael E. Noonan (CEO)
                                                              770-518-6010  x127

                          LAMINATING TECHNOLOGIES INC.
                          TO SELL ALL OPERATING ASSETS

ATLANTA, GA April 29, 1999 - Laminating Technologies Inc. (OTCBB: LAMT) announced today that it has signed an Asset Purchase Agreement with Packaging Atlanta Corporation ("Packaging Atlanta"). The Agreement calls for Packaging Atlanta to purchase substantially all of the operating assets of the Company for approximately $500,000. The purchase price is subject to adjustment based upon actual asset levels at the time of closing.

The closing is conditioned upon approval by the Company's shareholders. The Company expects to obtain shareholder approval in such time for the closing to occur before June 30, 1999.

LTI's President, Mr. Noonan stated, "With this sale the Company will cease all product development and manufacturing operations and substantially preserve the Company's current cash as well as obtain the additional cash received from the sale of assets. The Company will in essence be a publicly traded shell of which we will seek to maximize shareholder value by merger, acquisition or liquidation."

Since its initial public offering in October, 1996, LTI has been a developmental stage company supplying a technology to provide barrier laminations for corrugated used in the manufacturing of specialty packaging products.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward looking statements subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements, including the risk that the proposed asset sale may not be completed, delay or inability to commercialize the Company's technology, delay or inability to conclude acquisition transactions, introduction of competing services, cancellation of contracts, changes in applicable regulations, general market acceptance of the Company's technology, fluctuations in margins, and other risks set forth in the Company's Securities and Exchange Commission filings.

####